Exhibit 5.1

Snell & Wilmer
600 Anton Blvd, Suite 1400
Costa Mesa, CA 92626-7689
714.427.7000 P
714.427.7799 F

February 2, 2023

Motorsport Games Inc.
5972 NE 4th Avenue
Miami, FL 33137

Ladies and Gentlemen:

We have acted as counsel to Motorsport Games Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Prospectus Supplement (the “Prospectus Supplement”) on the date hereof pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which is part of the Company’s Registration Statement on Form S-3 (Registration No. 333-262462) (the “Registration Statement”) and base prospectus (the “Base Prospectus”) that were filed with the Commission on February 1, 2022 and became effective on February 10, 2022, relating to the issuance and sale by the Company to the investor (the “Investor”) identified on the signature page to the Purchase Agreement (as defined below) of 183,020 shares (the “Shares”) of the Company’s Class A Common Stock, par value $0.0001 per share (the “Common Stock”) pursuant to that certain Securities Purchase Agreement, dated February 1, 2023, by and between the Company and the Investor (the “Purchase Agreement”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions stated herein, we have examined and relied upon the following:

A.	the Purchase Agreement;

B.	the Registration Statement;

C.	the Base Prospectus;

D.	the Prospectus Supplement;

E.	an executed copy of a certificate of Dmitry Kozko, Chief Executive Officer of the Company, dated as of a recent date (the “Officer’s Certificate”);

ALBUQUERQUE    BOISE    DENVER    LAS VEGAS    LOS ANGELES    LOS CABOS     ORANGE COUNTY
PHOENIX    PORTLAND     RENO    SALT LAKE CITY    SAN DIEGO    SEATTLE    TUCSON     WASHINGTON, D.C.

Snell & Wilmer

Motorsport Games Inc.

February 2, 2023

F.	the Company’s Certificate of Incorporation, as amended by the Certificate of Amendment to the Certificate of Incorporation, as currently in effect and as certified pursuant to the Officer’s Certificate;

G.	the Company’s Bylaws, as amended by Amendment No. 1 to the Bylaws, as currently in effect and as certified pursuant to the Officer’s Certificate; and

H.	a copy of the resolutions of the board of directors of the Company, relating to the adoption, approval, authorization and/or ratification of the transactions contemplated by the Purchase Agreement and the execution and delivery of the Purchase Agreement.

We have also examined instruments, documents, certificates and records that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; (iv) at the time any Shares are sold pursuant to the Registration Statement, the Registration Statement and any supplements and amendments thereto (including post-effective amendments) will be effective under the Securities Act and will comply with all applicable laws; (v) that the Shares will be issued and sold in compliance with applicable U.S. federal and state securities laws and in the manner stated in the Registration Statement, the Base Prospectus, and the Prospectus Supplement; and (vi) the legal capacity of all natural persons. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

Based on such examination, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion that the issuance of the Shares has been duly authorized and, upon issuance of the Shares pursuant to the terms of the Purchase Agreement and the receipt by the Company of the consideration for the Shares pursuant to the terms of the Purchase Agreement, the Shares will be validly issued, fully paid, and nonassessable.

We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K (the “Current Report”), dated February 2, 2022, relating to the Shares. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Current Report, including this opinion letter as an exhibit. In giving such consent, we do not thereby concede that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion letter is given as of the date hereof, and we express no opinion as to the effect of subsequent events or changes in law occurring or becoming effective after the date hereof. We assume no obligation to update this opinion letter or otherwise advise you with respect to any facts or circumstances or changes in law that may hereafter occur or come to our attention (even though the change may affect the legal conclusions stated in this opinion letter).

Very truly yours,

/s/ Snell & Wilmer L.L.P.

ALBUQUERQUE    BOISE    DENVER    LAS VEGAS     LOS ANGELES     LOS CABOS    ORANGE COUNTY
PHOENIX     PORTLAND     RENO    SALT LAKE CITY     SAN DIEGO    SEATTLE    TUCSON    WASHINGTON, D.C.